                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              ANALOG DEVICES, INC.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                              ANALOG DEVICES, INC.
                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 13, 2001

To the Stockholders:

     The 2001 Annual Meeting of Stockholders of Analog Devices, Inc. will be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026, on Tuesday, March 13, 2001 at 10:00 a.m. local time. At the meeting, stockholders will consider and vote on the following matters:

        1. The election of two members to our board of directors to serve as Class II directors, each for a term of three years.

        2. The ratification of the selection by our directors of Ernst & Young LLP as our independent auditors for the 2001 fiscal year.

     The stockholders will also act on any other business that may properly come before the meeting.

     Stockholders of record at the close of business on January 26, 2001 are entitled to vote. Your vote is important regardless of the number of shares you own. Whether you expect to attend the meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the envelope we have provided. Your prompt response is necessary to assure that your shares are represented at the meeting.

     All stockholders are cordially invited to attend the meeting.

                                           By Order of the Board of Directors,

                                            PAUL P. BROUNTAS
                                            Clerk

Norwood, Massachusetts
February 9, 2001

                              ANALOG DEVICES, INC.
                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 13, 2001

     This proxy statement contains information about the 2001 Annual Meeting of Stockholders of Analog Devices, Inc. The meeting is scheduled to be held on Tuesday, March 13, 2001, beginning at 10:00 a.m. local time, at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts, 02026.

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Analog Devices, Inc. for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy it will be voted in favor of the proposals set forth in the notice of the meeting. A stockholder may revoke any proxy at any time before it is exercised by giving our clerk written notice to that effect.

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the annual meeting, stockholders will consider and vote on the following matters:

     1. The election of two members to our board of directors to serve as Class II directors, each for a term of three years.

     2. The ratification of the selection by our directors of Ernst & Young LLP as our independent auditors for the 2001 fiscal year.

     The stockholders will also act on any other business that may properly come before the meeting.

WHO CAN VOTE?

     To be able to vote, you must have been a stockholder of record at the close of business on January 26, 2001. This date is the record date for the annual meeting.

     On January 26, 2001, there were 359,749,555 shares of our common stock issued, outstanding, and entitled to vote at the annual meeting.

HOW MANY VOTES DO I HAVE?

     Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

IS MY VOTE IMPORTANT?

     Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

HOW CAN I VOTE?

     You can vote in one of two ways. You can vote by mail, or you can vote in person at the meeting.

     You may vote by mail. You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States.

     The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted for each agenda item as recommended by our board of directors.

     You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

CAN I VOTE IF MY SHARES ARE HELD IN "STREET NAME"?

     If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items. In the case of non-discretionary items, the shares will be treated as "broker non-votes."

     If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares in order to be admitted to the meeting on March 13, 2001. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from the holder of record.

CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

     Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

     - signing another proxy with a later date;

     - giving our clerk a written notice before or at the meeting that you want to revoke your proxy; or

     - voting in person at the meeting.

     Your attendance at the meeting alone will not revoke your proxy.

WHAT CONSTITUTES A QUORUM?

     In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 179,874,778 shares.

     Shares of common stock represented in person or by proxy (including "broker non-votes" and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. "Broker non-votes" are shares that are held in "street name" by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

     If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

WHAT VOTE IS REQUIRED FOR EACH ITEM?

     Election of directors. The two nominees receiving the highest number of votes cast at the meeting will be elected, regardless of whether that number represents a majority of the votes cast.

     Other matters. The affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve other matters to be voted on at the meeting.

HOW WILL VOTES BE COUNTED?

     Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card or on a ballot voted in person at the meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. As a result, abstentions and broker non-votes will have no effect on the outcome of voting at the meeting.

WHO WILL COUNT THE VOTES?

     The votes will be counted, tabulated and certified by our transfer agent, Equiserve. A representative of the transfer agent will serve as the inspector of elections.

WILL MY VOTE BE KEPT CONFIDENTIAL?

     Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or
(2) there is a contested election for the board of directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

     Your board of directors recommends that you vote:

     FOR the election of the two nominees to serve as Class II directors on the board of directors, each for a term of three years; and

     FOR the ratification of the selection by our directors of Ernst & Young LLP as our independent auditors for the 2001 fiscal year.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE MEETING OR WILL OTHER MATTERS BE VOTED ON?

     The board of directors does not know of any other matters that may come before the meeting. Under our by-laws, the deadline for stockholders to notify Analog Devices of any proposals or nominations for director to be presented for action at the annual meeting has passed. If any other matter properly comes before the meeting, or if any other proposal properly comes before the stockholders for a vote at the meeting, the persons named in the proxy that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

WHERE CAN I FIND THE VOTING RESULTS?

     We will report the voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2001, which we expect to file with the Securities and Exchange Commission, commonly referred to as the SEC, in June 2001.

WHAT ARE THE COSTS OF SOLICITING THESE PROXIES?

     We will bear all costs of solicitation of proxies. We have engaged Corporate Investor Communications, Inc. ("CIC") to assist with the solicitation of proxies. We expect to pay CIC less than $10,000 for their services. In addition to solicitations by mail, CIC and our directors, officers and regular employees may solicit proxies by telephone, telegraph and personal interviews without additional remuneration. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

HOW CAN I OBTAIN AN ANNUAL REPORT ON FORM 10-K?

     A copy of our annual report on Form 10-K for the fiscal year ended October 28, 2000 was included with this proxy statement. Our annual report is also available on our website at www.analog.com. If you would like another copy, we will send you one without charge. Please write to:

    James O. Fishbeck
     Director, Corporate Communications
     Analog Devices, Inc.
     One Technology Way
     Norwood, MA 02062
     (781) 461-3282

WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS?

     If you have any questions about the annual meeting or your ownership of our common stock, please contact James O. Fishbeck, our director of corporate communications, at the address or telephone number listed above.

                          STOCK OWNERSHIP INFORMATION

OWNERSHIP BY DIRECTORS, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table contains information required by applicable rules of the SEC regarding the ownership of our common stock on December 31, 2000 by:

     - the stockholders we know to own more than 5% of our outstanding common stock;

     - each director and nominee for director;

     - each executive officer named in the Summary Compensation Table; and

     - all of our directors and executive officers as a group:

                                                                    SHARES
                                                                  ACQUIRABLE          TOTAL       PERCENT
                                                  SHARES            WITHIN          BENEFICIAL   OWNERSHIP
             BENEFICIAL OWNER(1)                 OWNED(2)         60 DAYS(3)        OWNERSHIP       (4)
             -------------------                ----------    +   ----------    =   ----------   ----------
5% Stockholders:
     A I M Management Group, Inc.(5)..........  21,808,239                0         21,808,239      6.1%
       11 Greenway Plaza, Suite 100
       Houston, TX 77046

     FMR Corp.(6).............................  19,618,282                0         19,618,282      5.5%
       82 Devonshire Street
       Boston, Massachusetts 02109

     T. Rowe Price Associates, Inc.(7)........  18,017,627                0         18,017,627      5.0%
       100 E. Pratt Street
       Baltimore, Maryland 21202

Directors, Nominees for Director and Executive
  Officers:
     John L. Doyle............................      27,528           84,000            111,528        *
     Jerald G. Fishman........................      30,896          577,000            607,896        *
     Charles O. Holliday, Jr..................         440                0                440        *
     Joel Moses(8)............................       7,246           21,000             28,246        *
     F. Grant Saviers.........................           0           21,000             21,000        *
     Ray Stata(9).............................   3,562,320          130,000          3,692,320      1.0%
     Lester C. Thurow.........................      14,000          165,000            179,000        *
     Samuel H. Fuller.........................      61,300           44,000            105,300        *
     Brian P. McAloon.........................      87,183           72,804            159,987        *
     Joseph E. McDonough......................      92,186           27,001            119,187        *

All directors and officers as a group (16
  persons, consisting of 11 officers and 5
  non-employee directors).....................   4,464,737        1,687,473          6,152,210      1.7%

---------------

* Less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062.

(2) For each person, the "Shares Owned" column may include shares attributable to the person because of that person's voting or investment power or other relationship.

(3) The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have "beneficial ownership" of any shares over which that person has (or shares) voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of a stock option. For each person, the number in the "Shares Acquirable Within 60 Days" column consists of shares covered by stock options that may be exercised within 60 days after December 31, 2000. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(4) The percent ownership for each stockholder on December 31, 2000 is calculated by dividing (1) that stockholder's total beneficial ownership of shares by (2) 358,137,276 shares plus any shares acquirable (including stock options exercisable) by that stockholder within 60 days after December 31, 2000.

(5) A I M Management Group, Inc., or A I M, has advised us of the above stock ownership. A I M, a registered investment adviser, reports that it beneficially owns 21,808,239 shares, which are held of record by A I M's clients, and has sole voting and sole dispositive power over all such shares.

(6) FMR Corp., or FMR, has advised us of the above stock ownership. Shares beneficially owned by FMR include 18,652,222 shares beneficially owned by Fidelity Management & Research, a wholly-owned subsidiary of FMR and a registered investment adviser. The remaining 966,060 shares are beneficially owned by various other FMR subsidiaries and FMR-controlled entities. FMR has sole voting power over 966,060 shares, and sole dispositive power over all 19,618,282 shares.

(7) T. Rowe Price Associates, Inc. has advised us of the above stock ownership.
    T. Rowe Price Associates is a registered investment adviser. In this capacity it has sole voting power over 2,598,794 shares and sole dispositive power over all 18,017,627 shares. T. Rowe Price Associates expressly disclaims beneficial ownership of all 18,017,627 shares. Additionally, T. Rowe Price Associates holds $8,680,000 of our 4.75% Convertible Subordinated Notes, which, if converted, would translate into 66,882 shares of our common stock. The figures in the table do not include these additional 66,882 shares.

(8) Excludes 650 shares held by Mr. Moses' wife, as to which Mr. Moses disclaims beneficial ownership.

(9) Excludes 1,153,209 shares held by Mr. Stata's wife and 593,756 shares held in charitable trusts for the benefit of Mr. Stata's children, as to which Mr. Stata disclaims beneficial ownership. Includes 2,517,940 shares held in charitable lead trusts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on our review of copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from persons required to file such reports, we believe that all filings required to be made were timely made in accordance with the requirements of the Securities Exchange Act of 1934.

                             ELECTION OF DIRECTORS

     Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our board of directors currently consists of seven members, three of whom are Class I directors (with terms expiring at the 2003 annual meeting), two of whom are Class II directors (which will be elected at the 2001 annual meeting for terms expiring at the 2004 annual meeting), and two of whom are Class III directors (with terms expiring at the 2002 annual meeting).

     At the 2001 annual meeting, stockholders will have an opportunity to vote for the nominees for Class II directors, Jerald G. Fishman and F. Grant Saviers, who are currently serving as Class II directors. Mr. Fishman has been a director since 1991 and Mr. Saviers has been a director since 1997. The persons named in the enclosed proxy will vote to elect these two nominees as Class II directors, unless you withhold authority to vote for the election of either or both nominees by marking the proxy to that effect. Each of the nominees has indicated his willingness to serve, if elected. However, if either nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the board of directors or the board of directors may reduce the number of directors.

     The following paragraphs provide information about each member of our board of directors, including the nominees for Class II directors. The information includes information they have each given us about their age, all positions they hold with us, their principal occupation and business experience for the past five years, and the names of other publicly held companies of which they serve as directors. Information about the number of shares of our common stock beneficially owned by each director, directly or indirectly, as of December 31, 2000, appears under the heading "Stock Ownership Information."

NOMINEES FOR CLASS II DIRECTORS (TERMS TO EXPIRE AT THE 2004 ANNUAL MEETING)

     JERALD G. FISHMAN, age 55, has been a director of Analog Devices, Inc. since 1991. Mr. Fishman has been our President and Chief Executive Officer since November 1996 and he served as our President and Chief Operating Officer from November 1991 to November 1996. Mr. Fishman served as our Executive Vice President from 1988 to November 1991. He served as our Group Vice President-Components from 1982 to 1988. Mr. Fishman also serves as a director of Cognex Corporation and Xilinx Corporation.

     F. GRANT SAVIERS, age 56, has been a director of Analog Devices, Inc. since 1997. Since August 1998, Mr. Saviers has been retired. He served as Chairman of Adaptec, Inc. from August 1997 to August 1998, President and Chief Executive Officer of Adaptec from July 1995 to August 1998, and President and Chief Operating Officer of Adaptec from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation for more than five years, last serving as Vice President of its Personal Computer and Peripherals Operation. Mr. Saviers also serves as a director of NetSilicon, Inc., and Chaparral Network Storage, Inc.

     The board of directors recommends that you vote FOR the election of Mr. Fishman and Mr. Saviers.

CLASS I DIRECTORS (TERMS EXPIRE AT THE 2003 ANNUAL MEETING)

     JOEL MOSES, age 59, has been a director of Analog Devices, Inc. since 1982. Mr. Moses has been Institute Professor at the Massachusetts Institute of Technology, commonly known as MIT, since 1999. Mr. Moses was the Provost of MIT from June 1995 to August 1998, and Dean of the School of Engineering at MIT from January 1991 to June 1995. He was a Visiting Professor of Business Administration at Harvard University from September 1989 to June 1990. Mr. Moses was the Head of the Department of Electrical Engineering and Computer Science at MIT from 1981 to 1989.

     LESTER C. THUROW, age 62, has been a director of Analog Devices, Inc. since 1988. He has been a Professor of Management and Economics at MIT since 1968 and, from 1987 to 1993, was the Dean of MIT's Sloan School of Management. Mr. Thurow also serves as a director of E*TRADE Group, Inc. and Grupo Casa Autrey S.A. de CV.

     CHARLES O. HOLLIDAY, JR., age 52, has been a director of Analog Devices, Inc. since 1997. He has been Chairman and Chief Executive Officer of E. I. duPont de Nemours and Company, or DuPont, since January 1999, and has served as Chief Executive Officer of DuPont since February 1998. Mr. Holliday served as President of DuPont from December 1997 to December 1998, Chairman of DuPont, Asia Pacific from July 1995 until November 1997, and as President of DuPont, Asia Pacific from November 1990 to October 1995. He was Senior Vice President of DuPont from November 1992 to October 1995. From 1970 through November 1990, Mr. Holliday served in a number of positions with DuPont, including Executive Vice President of DuPont, Asia Pacific and global business manager of certain product lines.

CLASS III DIRECTORS (TERMS EXPIRE AT THE 2002 ANNUAL MEETING)

     JOHN L. DOYLE, age 69, has been a director of Analog Devices, Inc. since 1987. Mr. Doyle has been self-employed as a technical consultant since January 1995. He was employed formerly by the Hewlett-Packard Company where he served as the Executive Vice President of Business Development from 1988 through 1991; Executive Vice President, Systems Technology Sector from 1986 to 1988; Executive Vice President, Information Systems and Networks from 1984 to 1986; and Vice President, Research and Development, from 1981 to 1984. Mr. Doyle was Co-Chief Executive Officer of Hexcel Corp. from July 1993 to December 1993. Mr. Doyle also serves as a director of DuPont Photomasks, Inc., Xilinx, Inc., and DURECT Corporation.

     RAY STATA, age 66, has been a director of Analog Devices, Inc. since 1965. He has served as our Chairman of the Board of Directors since 1973, as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Our board of directors has three standing committees: audit, compensation and nominating. All members of all committees are non-employee directors, except for Mr. Stata, who is a member of the nominating committee.

AUDIT COMMITTEE

     The audit committee of the board of directors is responsible for providing independent, objective oversight of Analog's accounting functions and internal controls. It oversees our financial reporting process on behalf of our board of directors, reviews our financial disclosures, and meets privately, outside the presence of our management, with our independent auditors to discuss our internal accounting control policies and procedures. The audit committee reports on these meetings to our board of directors. The audit committee also considers and recommends the selection of our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews the independent auditors' fees. The audit committee operates under a written charter adopted by the board of directors that is attached as Appendix A to this proxy statement.

     The audit committee is composed of three non-employee directors, each of whom is an "independent director" under the rules of the New York Stock Exchange governing the qualifications of the members of audit committees.

     The audit committee held five meetings (including one teleconference meeting) during the fiscal year ended October 28, 2000. The meetings were designed to facilitate and encourage private communication between the members of the audit committee, our internal auditors, and our independent public auditors, Ernst & Young LLP.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors' independence from Analog Devices, Inc. and its management, including the matters in the written disclosures we received from the auditors as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and considered the compatibility of non-audit services with the auditors' independence.

     Based on its review and discussions, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended October 28, 2000. The audit committee and board of directors also have recommended, subject to ratification by the stockholders, the selection of Ernst & Young LLP as our independent auditors for fiscal 2001.

                                            Audit Committee,

                                            John L. Doyle, Chairman
                                            Joel Moses
                                            Lester C. Thurow

COMPENSATION COMMITTEE

     Our compensation committee held five meetings (including one teleconference meeting) during the fiscal year ended October 28, 2000. The members of the compensation committee during the entire fiscal year ended October 28, 2000 were Messrs. Holliday and Saviers. The compensation committee makes recommendations to the board of directors regarding the salaries and bonuses of our corporate officers. The compensation committee also grants stock options and other stock incentives (within guidelines established by the board of directors) to our officers and employees. The Report of the Compensation Committee appears on page 16.

NOMINATING COMMITTEE

     Our nominating committee held no meetings during the fiscal year ended October 28, 2000. The members of the nominating committee during the fiscal year ended October 28, 2000 were Messrs. Doyle and Stata. The nominating committee nominates persons to serve as members of our board of directors, recommends directors to serve on various board committees, and recommends a successor to the chief executive officer whenever a vacancy occurs for any reason. The nominating committee will consider for nomination to the board of directors candidates suggested by the stockholders, provided that such recommendations are delivered to us, with an appropriate biographical summary, no later than the deadline for submission of stockholder proposals. See "Deadline for Submission of Stockholder Proposals for the 2002 Annual Meeting."

BOARD MEETINGS

     During the fiscal year ended October 28, 2000, our board of directors held seven meetings (including three teleconference meetings). All directors, during the time that they served as directors, attended at least 75% of the total number of meetings of the board of directors and of all committees of the board on which they served.

                            DIRECTORS' COMPENSATION

  Fees

     We pay each non-employee director an annual fee of $20,000, plus $2,500 for attendance at each board meeting, and $1,000 for attendance at each committee meeting. We also reimburse our directors for travel and other related expenses.

  Stock Options

     Under the 1994 director option plan, which was amended in 1998, each non-employee director was granted annually a non-statutory stock option to purchase 21,000 shares of our common stock at an exercise price equal to the fair market value on the date of grant, and each newly-elected non-employee director was granted a stock option to purchase 21,000 shares of our common stock (increased to 60,000 shares in 1999) upon first being elected to the board of directors. Each stock option granted under the 1994 director option plan had an exercise price equal to the fair market value of our common stock on the grant date and is exercisable, subject to continued service on our board of directors, in three equal annual installments on each of the first, second and third anniversaries of the grant date.

     On December 8, 1999, the 1994 director option plan was terminated (effective March 14, 2000), and the board of directors provided that from and after March 14, 2000 all options granted to non-employee directors will be granted under our 1998 stock option plan, under which each non-employee director is granted annually a non-statutory stock option to purchase 25,000 shares of our common stock at an exercise price equal to the fair market value on the date of grant.

     During fiscal 2000, stock options were granted to each non-employee director for the purchase of 21,000 shares of our common stock at an exercise price equal to the fair market value on the grant date, or $36.41 per share for grants made to Messrs. Doyle, Moses and Thurow on December 7, 1999; $33.41 per share for the grant made to Mr. Saviers on December 10, 1999; and $86.47 per share for the grant made to Mr. Holliday on March 11, 2000. As of December 31, 2000, stock options for the purchase of a total of 707,000 shares of our common stock, net of forfeitures, had been granted under the 1994 director option plan, and 125,000 shares of our common stock, net of forfeitures, had been granted to the non-employee directors under the 1998 stock option plan.

                INFORMATION ABOUT CERTAIN INSIDER RELATIONSHIPS

     We purchase certain products from Cognex Corporation (Cognex). Mr. Fishman is a director of Cognex. During fiscal 2000, we purchased an aggregate of approximately $88,000 of products from Cognex.

     We purchase certain products from E.I. duPont de Nemours and Company (DuPont). Mr. Holliday is Chairman and Chief Executive Officer of DuPont. During fiscal 2000, we purchased an aggregate of approximately $429,000 of products from DuPont and its affiliates.

     During fiscal 2000, we made donations to MIT in the aggregate amount of approximately $811,000. Mr. Moses is a professor at MIT, and was Provost of MIT until August 1998, and Mr. Thurow is a professor at MIT.

     Our management and board of directors believe that these transactions with related parties were on terms that were no less favorable to us than could be obtained from unaffiliated third parties.

     During fiscal 1999, we loaned $420,251 to Russell K. Johnsen, Vice President and General Manager of Communications Products. He used the proceeds to pay withholding taxes due from the vesting of restricted stock awards. This non-interest bearing loan was secured by personal assets and was due at the earliest to occur of (1) our demand for payment, (2) November 13, 2000, (3) Mr. Johnsen's sale of any portion of the restricted stock, or (4) the termination of Mr. Johnsen's employment. Mr. Johnsen repaid the loan in full by October 28, 2000.

     During fiscal 2000, we loaned funds from time to time to our President and Chief Executive Officer, Jerald G. Fishman, which he used to exercise stock options and to pay withholding taxes incurred in connection with those option exercises. These non-interest bearing loans were secured by personal assets and were due upon our demand for payment. The largest aggregate amount of loans outstanding at any time during the fiscal year ended October 28, 2000 was $1,868,989. As of December 31, 2000, the indebtedness under these loans was $344,532, all of which was paid to us by Mr. Fishman by January 10, 2001.

                    INFORMATION ABOUT EXECUTIVE COMPENSATION

  Summary Compensation

     The following table contains certain information required under applicable rules of the SEC about the compensation for each of the last three fiscal years of our chief executive officer and our four other most highly compensated executive officers who were serving as executive officers on October 28, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                          ----------------------
                                      ANNUAL COMPENSATION(1)                      AWARDS
                            -------------------------------------------   ----------------------
                                                              OTHER       RESTRICTED
                                                              ANNUAL        STOCK                    ALL OTHER
         NAME AND           FISCAL   SALARY      BONUS     COMPENSATION     AWARDS      OPTIONS     COMPENSATION
    PRINCIPAL POSITION       YEAR    ($)(2)     ($)(2)        ($)(3)        ($)(4)      (#)(5)         ($)(6)
    ------------------      ------   -------   ---------   ------------   ----------   ---------    ------------
Jerald G. Fishman            2000    859,092   1,804,093      838,210           --       600,000      179,092
  President and Chief        1999    798,905     528,528      480,369           --            --(7)    69,849
  Executive Officer          1998    726,277     204,019      211,266           --     1,200,000(8)    92,492

Ray Stata                    2000    326,099     586,978    1,115,173           --       200,000       58,252
  Chairman of the Board      1999    353,792     195,659           --           --            --(7)    25,459
                             1998    422,696     115,973           --           --       400,000       51,149

Brian P. McAloon             2000    404,577     606,866      130,805           --       110,000       70,886
  Vice President, Sales      1999    377,472     191,463      108,357           --            --(7)    32,288
                             1998    349,511      60,625       52,035      466,375       140,000       37,799

Joseph E. McDonough          2000    379,429     569,144      240,477           --       110,000       61,746
  Vice President,            1999    354,009     179,563      137,373           --            --(7)    28,433
  Finance and Chief          1998    327,787      56,857       65,672      466,375       140,000       34,568
  Financial Officer

Samuel H. Fuller             2000    348,920     418,704      165,855           --        80,000       49,606
  Vice President, Research   1999    335,500     135,200       13,828           --            --(7)    13,733
  and Development(9)         1998    228,750      23,230       17,832      948,750       140,000           --

---------------
(1) In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits comprised less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the named executive officer for such year.

(2) Reflects compensation earned by the named executive officers in the fiscal years presented, including amounts contributed at the election of these officers to our defined and deferred contribution plans.

(3) Reflects amounts earned by the named executive officers at "above market" rates, as determined by the Internal Revenue Code, on deferred compensation for each fiscal year.

(4) The value of restricted stock awards is determined by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. As of October 28, 2000, the end of fiscal 2000, the number and value of the aggregate restricted stock holdings reflected in the table were as follows: 80,000 shares ($4,800,000) held by Mr. McAloon; 80,000 shares ($4,800,000) held by Mr. McDonough; and 60,000 shares ($3,600,000) held by Mr. Fuller.

(5) Each option has an exercise price equal to the fair market value of our common stock on the date of grant and generally becomes exercisable, subject to the optionee's continued employment with us, in three equal installments, on each of the third, fourth and fifth anniversaries of the date of grant (except as noted in note (8) below).

(6) Reflects amounts contributed or accrued by us for each fiscal year for the named executive officers under our retirement arrangements.

(7) We granted no stock options to the named executive officers during the fiscal year ended October 30, 1999.

(8) Consists of two stock option awards of 600,000 shares each, (a) the first of which is exercisable, subject to Mr. Fishman's continued employment with us, in three equal installments, on each of the third, fourth and fifth anniversaries of the date of grant, and (b) the second of which is not exercisable until the fifth anniversary of the date of grant, except that all of the then outstanding unvested stock options shall accelerate and become immediately exercisable and fully vested in the event that we terminate Mr. Fishman's employment without "cause" or Mr. Fishman terminates his employment for "good reason," as each of those terms is defined in an agreement between us and Mr. Fishman.

(9) Mr. Fuller became an executive officer effective February 18, 1998. Amounts reflected in the table include compensation paid to Mr. Fuller in all capacities during the fiscal years indicated.

OPTION GRANTS IN FISCAL 2000

     The following contains information required under applicable SEC rules regarding stock options granted during fiscal year 2000 to our named executive officers:

                                               INDIVIDUAL GRANTS
                               --------------------------------------------------
                                            PERCENT OF
                               NUMBER OF      TOTAL                                  POTENTIAL REALIZABLE VALUE
                               SECURITIES    OPTIONS                                   AT ASSUMED ANNUAL RATES
                               UNDERLYING   GRANTED TO                               OF STOCK PRICE APPRECIATION
                                OPTIONS     EMPLOYEES     EXERCISE                       FOR OPTION TERM (4)
                                GRANTED     IN FISCAL     PRICE PER    EXPIRATION   -----------------------------
            NAME                 (#)(1)      YEAR(2)     SHARE($)(3)      DATE          5%($)           10%($)
            ----               ----------   ----------   -----------   ----------   --------------   ------------
Jerald G. Fishman............   600,000       3.8%          28.75       11/30/09      10,848,432      27,492,057
Ray Stata....................   200,000       1.3%          28.75       11/30/09       3,616,144       9,164,019
Brian P. McAloon.............   110,000       0.7%          28.75       11/30/09       1,988,879       5,040,211
Joseph E. McDonough..........   110,000       0.7%          28.75       11/30/09       1,988,879       5,040,211
Samuel H. Fuller.............    80,000       0.5%          28.75       11/30/09       1,446,458       3,665,608

---------------
(1) Represents options granted pursuant to our 1998 stock option plan. The options become exercisable on a cumulative basis with respect to one-third of the shares subject to the option on each of the third, fourth and fifth anniversaries of the date of grant.

(2) Calculated based on an aggregate of 15,833,673 options granted under our 1998 stock option plan to employees during fiscal 2000.

(3) The exercise price is equal to the fair market value on a split-adjusted basis of our common stock on the date of grant.

(4) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the SEC and do not reflect our estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the price of our common stock and the timing of exercises.

AGGREGATED OPTION EXERCISES DURING FISCAL 2000 AND FISCAL YEAR-END OPTION VALUES

     The following contains information required under applicable SEC rules concerning the exercise of stock options during the fiscal year ended October 28, 2000 by each of our Named Executive Officers and the number and value of unexercised options held by each of our Named Executive Officers on October 28, 2000:

                                                                    NUMBER OF
                                                                   UNEXERCISED       VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL   IN-THE-MONEY OPTIONS AT
                                                                    YEAR-END         FISCAL YEAR-END($)(2)
                                                   VALUE        -----------------   -----------------------
                             SHARES ACQUIRED      REALIZED        EXERCISABLE/           EXERCISABLE/
           NAME              ON EXERCISE(#)        ($)(1)         UNEXERCISABLE          UNEXERCISABLE
           ----              ---------------   --------------   -----------------   -----------------------
Jerald G. Fishman..........       561,806        29,189,433       2,000/2,940,000      109,750/141,892,500
Ray Stata..................     1,110,000        68,333,770     176,666/  933,334    9,164,549/ 44,891,701
Brian P. McAloon...........       189,200        13,729,371      46,136/  330,668    2,605,761/ 15,082,652
Joseph E. McDonough........        78,333         3,326,713       8,333/  330,668      432,274/ 15,082,652
Samuel H. Fuller...........        51,000         2,994,954      40,000/  227,000    1,927,610/ 10,212,710

---------------
(1) Value represents the difference between the closing price of our common stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2) Value of unexercised in-the-money options represents the difference between the closing price of our common stock on the last business day of fiscal 2000 and the exercise price of the stock option, multiplied by the number of shares subject to the stock option.

SEVERANCE AND OTHER AGREEMENTS

     We have employee retention agreements with each of our 11 current executive officers and with 31 additional key managers. The retention agreements are automatically renewed each year unless we give the employee three months' notice that his or her agreement will not be extended. The retention agreements provide for severance benefits if (1) we terminate the employee (other than for termination for cause) or (2) the employee terminates his or her employment for good reason (as defined in his or her retention agreement) within 24 months after a change in control (as defined in his or her retention agreement) that was approved by our board of directors. The retention agreements also provide for severance benefits if an employee is terminated (other than for cause) within 12 months after a change in control which was not approved by our board of directors. The retention agreements do not provide for severance benefits in the event of an employee's death or disability. Each retention agreement provides that, in the event of a potential change in control (as defined in his or her retention agreement), the employee shall not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of the potential change in control.

     The retention agreements provide the following severance benefits: (1) a lump-sum payment equal to 200% of the sum of the employee's annual base salary plus the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination (299% in the case of 10 of the 42 employees who are parties to the agreements, including Messrs. Stata, Fishman, McAloon, McDonough and Fuller); and (2) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. In addition, if payments to the employee under his or her retention agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards, the employee receives in connection with a change in control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, the retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Internal Revenue Code of 1986, as amended.

     On June 21, 2000, our board of directors authorized and approved an amendment to all of the outstanding unvested stock options granted to our President and Chief Executive Officer, Jerald G. Fishman. The amendment also applies to any future stock options we may grant Mr. Fishman and provides for the accelerated vesting of all of Mr. Fishman's unvested stock options if (1) we terminate Mr. Fishman's employment without "cause," or (2) Mr. Fishman terminates his employment for "good reason," as each of those terms is defined in a letter agreement between us and Mr. Fishman dated June 21, 2000.

     For other employees and senior management who are not parties to retention agreements, we have change in control policies in place that provide for a lump-sum severance payment, based on length of service with us, in the event of the termination of his or her employment under certain circumstances within 18 months after a change in control (as defined in these policies). Severance payments range from a minimum of 2 weeks of annual base salary (for hourly employees with less than 5 years of service) to a maximum of 104 weeks of base salary plus an amount equal to the total cash bonuses paid or awarded to the employee in the four fiscal quarters preceding termination (for senior management employees with at least 21 years of service).

     In addition to the agreements and policies described above, certain of our stock option and restricted stock awards provide for immediate vesting of some or all outstanding awards upon any change in control (as defined in the plans) of Analog Devices, Inc.

REPORT OF THE COMPENSATION COMMITTEE

     Our executive compensation program is designed to attract, retain and reward the executives responsible for leading us in the achievement of our business objectives. The compensation committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and stock option grants and restricted stock awards. All compensation for executive officers is reviewed by the full board of directors. This report is submitted by the compensation committee and addresses the compensation policies for fiscal 2000 as they affected each of the executive officers.

  Compensation Philosophy

     Our executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. Our policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to our current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors and to more closely align their interests with those of our stockholders.

     Our compensation policy seeks to relate compensation with our financial performance and business objectives. We reward individual performance and also tie a significant portion of total executive compensation to the annual and long-term performance of Analog Devices, Inc. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. To that extent, the compensation committee applies its judgment in reconciling the program's objectives with the realities of retaining valued employees.

  Executive Compensation Program

     Annual compensation for our executives consists of three principal elements: base salary, cash bonus, and equity ownership in the form of stock options and restricted stock awards.

     -  CASH COMPENSATION

          Annual cash compensation consists of two elements: base salary and bonus. In setting the annual cash compensation for our executives, the compensation committee reviews compensation for comparable positions in a group of approximately 20 companies selected by the compensation committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of semiconductor devices, instruments and computer software. We also regularly compare our pay practices with other leading companies through reviews of survey data and information gleaned from the public disclosure filings of publicly traded companies.

          Increases in annual base salary are based on an evaluation of the performance of the operation or activity for which an executive has responsibility, the impact of that operation or activity on our overall performance, the skills and experience required for the job, and a comparison of these elements with similar elements for other executives both within and outside Analog Devices, Inc.

          The cash bonus is tied directly to the attainment of financial performance targets approved by our board of directors. The ratio of bonus to base salary varies significantly across the levels in our organization to reflect the ability of the individual to impact our overall performance and, generally, is higher for employees with higher base salaries. The cash bonus is dependent solely on corporate performance.

          All of our employees, including our executive officers, participated in our bonus plan in fiscal 2000, except those employees on commission plans or in some non-U.S. locations. The purpose of the bonus plan is to recognize and reward the contribution of all employees in achieving our goals and objectives. In fiscal 2000, the bonus plan provided for the payment of a semi-annual cash bonus based on (1) the average of our revenue growth over the same period in the prior year, (2) our operating profit before taxes, or OPBT, as a percentage of revenue, and (3) our return on operating assets, or ROA. Each employee, including executives, is assigned a bonus target, calculated as a percentage of each employee's base salary, determined by comparing competitive data by position. Depending on the levels of revenue growth, OPBT and ROA achieved, the cash bonus is paid as a multiple of the bonus target, ranging from zero to a maximum of 3.0.

     -  EQUITY OWNERSHIP

          Total compensation at the executive level also includes long-term incentives afforded by stock options and restricted stock awards. The purpose of our stock ownership program is to (1) reinforce the mutuality of long-term interests between our employees and stockholders; and (2) to assist in the attraction and retention of critically important key executives, managers and individual contributors, mostly engineers, who are essential to our success.

          The design of our stock programs includes longer vesting periods to optimize the retention value of these options and to orient our managers to longer-term success. Generally, stock options vest in three equal installments on the third, fourth and fifth anniversaries of the date of grant. Restricted stock awards vest 100% after five years. Generally, if employees leave Analog Devices, Inc. before these vesting periods, they forfeit the unvested portions of these awards. While we believe that these longer vesting periods are in the best interest of our stockholders, they tend to increase the number of stock options outstanding compared to companies with shorter vesting schedules.

          The size of stock option awards is generally intended to reflect the significance of the executive's current and anticipated contributions to our overall performance. The exercise price of the stock options we grant is equal to the fair market value of our stock on the date of grant. Before determining any stock option grants to our executives (as described below), the compensation committee reviews survey information of the stock option programs of competitors and other companies with comparable capitalizations. The value realizable from exercisable stock options depends on the extent to which our performance is reflected in the price of our common stock at any particular point in time. However, the decision as to whether this value will be realized through the exercise of a stock option in any particular year is primarily determined by each individual within the limits of the vesting schedule of the stock option, not by the compensation committee.

          Our 1991 restricted stock plan provides for the award of restricted stock for a nominal, if any, purchase price. Shares awarded under the plan are subject, for a period of five years, to restrictions upon transfer and provisions relating to forfeiture in the event of termination of employment. If an award recipient's employment is terminated prior to the end of the restricted period for any reason other than his or her death or disability, all shares of our common stock covered by the award must be promptly offered for resale to us at the original purchase price per share. Since the restricted shares are issued for nominal (or no) consideration, the entire value of the shares constitutes additional compensation to the individual at the time of vesting.

  Chief Executive Officer Fiscal 2000 Compensation

     Mr. Fishman, in his capacity as our President and Chief Executive Officer, is also eligible to participate in the same executive compensation program available to our other senior executives. The compensation committee has set Mr. Fishman's total annual compensation, including compensation derived from our bonus program and stock option program, at a level it believes to be competitive with other companies in the industry.

     During fiscal 2000, Mr. Fishman's annual base salary was increased $56,919 from $813,120 to $870,039. He was awarded a fiscal 2000 bonus of $1,804,093, which represented a payout factor of 3 times his bonus target of 70% of his fiscal 2000 base salary. This payout resulted from our financial performance as measured by our operating profit before taxes, return on operating assets, and revenue growth for the first and second half of fiscal 2000.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer or any one of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We have limited the number of shares subject to stock options that we may grant to our employees in a manner that complies with the performance-based requirements of Section 162(m). While the compensation committee does not currently intend to qualify the bonus plan as a performance-based plan, it will continue to monitor the impact of Section 162(m) on compensation decisions.

                                            Compensation Committee,

                                            Charles O. Holliday, Jr., Chairman
                                            F. Grant Saviers

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee are Messrs. Holliday and Saviers, neither of whom has been an officer or employee of Analog Devices, Inc. at any time.

     We purchase certain products from DuPont. During fiscal 2000, Mr. Holliday was Chairman and Chief Executive Officer of DuPont. During fiscal 2000, we purchased an aggregate of approximately $429,000 of products from DuPont and its affiliates.

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee, except that Mr. Stata serves as a member of the executive committee and the salary subcommittee of the executive committee of MIT and Mr. Moses and Mr. Thurow, who are professors at MIT, serve as members of our board of directors.

                            STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on our common stock since October 31, 1995 with the cumulative total return for the Standard & Poor's 500 Index and the Standard & Poor's Technology Sector Index. This graph assumes the investment of $100 on October 31, 1995 in our common stock, the Standard & Poor's 500 Index and the Standard & Poor's Technology Sector Index and assumes all dividends are reinvested. Measurement points are at October 31 for each respective year.
[GRAPH]

                                                                                                             S&P TECHNOLOGY
                                                  ANALOG DEVICES, INC.               S&P 500                     SECTOR
                                                  --------------------               -------                 --------------
10/95                                                    100.00                      100.00                      100.00
10/96                                                    107.96                      124.10                      120.99
10/97                                                    169.20                      163.95                      176.41
10/98                                                    110.03                      200.00                      234.18
10/99                                                    294.46                      251.35                      389.85
10/00                                                    719.72                      266.66                      433.93

NOTICE ABOUT AN ADJUSTMENT TO STOCKHOLDERS' RIGHTS DUE TO OUR 2-FOR-1 STOCK
SPLIT

     In March 1998, our board of directors adopted a stockholders rights plan that provides each outstanding share of our common stock with an associated right. Under certain conditions, each right entitles holders of our common stock to purchase from us one one-thousandth (1/1000th) share of our Series A Junior Participating Preferred Stock at a price of $180 cash, subject to adjustment. Subject to the occurrence of certain events, including a tender or exchange offer, or a merger or acquisition, each right also entitles holders of our common stock to purchase shares of our common stock or shares of the acquiring company at a 50% discount from the then-current market price.

     On March 15, 2000, we effected a 2-for-1 stock split of our common stock, and, as a result, each share of our common stock currently has an associated one-half of a right under the stockholders rights plan rather than one whole right. Each whole right (now represented by ownership of two shares of common stock) continues to entitle a stockholder to purchase from us one one-thousandth (1/1000th) share of our Series A Junior Participating Preferred Stock at a price of $180 cash. The stock split did not affect the total number of rights outstanding or the number of rights held by any stockholder.

     We are providing you with this notice pursuant to the adjustment provision of our stockholder rights plan, which requires us to furnish our stockholders with a brief summary of any adjustment of rights as a result of, among other things, a stock split.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Our board of directors, on the recommendation of our audit committee, has selected the firm of Ernst & Young LLP, independent auditors, as our auditors for the fiscal year ending November 3, 2001. Although stockholder approval of the board of directors' selection of Ernst & Young LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. Fees for the fiscal 2000 annual audit were $764,000. Audit-related fees were an additional $680,000 and include among other things acquisition-related work and registration statements. All other fees, which principally relate to tax compliance and tax consulting services, were $557,000. If this proposal is not approved at the 2001 annual meeting, the board of directors will reconsider its selection of Ernst & Young LLP.

     Representatives of Ernst & Young LLP are expected to be present at the 2001 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     Our board of directors does not know of any other matters that may come before the 2001 annual meeting. However, if any other matters are properly presented to the 2001 annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     We must receive proposals of stockholders intended to be presented at the 2002 annual meeting of stockholders at our principal office in Norwood, Massachusetts no later than October 12, 2001 for inclusion in the proxy statement for that meeting.

     In connection with the 2002 annual meeting of stockholders, if we do not receive notice of a matter or proposal to be considered by December 28, 2001, then the persons appointed by the board of directors to act as the proxies for the 2002 annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the 2002 annual meeting, if such matter or proposal is raised at that annual meeting.

                                           By Order of the Board of Directors,

                                            PAUL P. BROUNTAS
                                            Clerk

February 9, 2001

     MANAGEMENT HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

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

                                                                      APPENDIX A

                              ANALOG DEVICES, INC.
                            AUDIT COMMITTEE CHARTER

     This charter governs the operations of the Analog Devices Inc. (the "Company") Audit Committee of the Board of Directors (the "Committee"). The Committee will review the charter at least annually and obtain the approval of the charter by the Board of Directors. The Committee shall be appointed by the Board of Directors and shall be comprised of three non-employee directors, each of whom is independent of management and the Company. A Chairman will be either designated by the Board of Directors or elected by the Committee by majority vote. For purposes of this charter, independence has the same meaning as that in the New York Stock Exchange Listed Company Manual. All Committee members will be financially literate, or will become financially literate within a reasonable period of time after appointment to the Committee, and at least one member will have accounting or related financial management expertise.

     The Committee will provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company's financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditor and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

     The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

     - The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the audit Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors subject to shareholders' approval. The Committee shall review with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee will review and recommend to the Board of Directors the selection of the Company's independent auditors, subject to shareholders' approval.

     - The Committee shall annually inform the independent auditors, the Chief Financial Officer, the Controller, and the most senior person responsible for internal audit activities, that they should promptly contact the Committee or its Chairman about any significant issues or disagreements concerning the Company's accounting practices or financial statements that is not resolved to their satisfaction.

     - The Committee shall discuss with the internal auditor and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee will discuss with management, the internal auditor, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk. Further, the Committee will meet separately with the internal auditor and the independent auditors, with and without management present, to discuss the results of their examinations.

     - The Committee shall direct the independent auditor to use its best efforts to perform reviews of interim financial information prior to disclosure by the Company of such information. The Committee shall review the quarterly interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

     - The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards and consider whether it will recommend to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Reports on Form 10-K.

     - The Audit Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected, the report described in Item 306 of Regulation S-K.

                         [This Page Intentionally Left Blank]

                                                                SKU #520-PS-2001

                                  DETACH HERE

                                     PROXY

                              ANALOG DEVICES, INC.

                ANNUAL MEETING OF STOCKHOLDERS - MARCH 13, 2001

     The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Paul P. Brountas, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of stock of Analog Devices, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02028, on Tuesday, March 13, 2001, at 10:00 a.m. (Local Time) and at any adjournment thereof.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

             PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE
                     ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

---------------                                                  ---------------
  SEE REVERSE                                                      SEE REVERSE
     SIDE                                                             SIDE
---------------                                                  ---------------

ANALOG DEVICES, INC.
   ONE TECHNOLOGY WAY
   P.O. BOX 9106
   NORWOOD, MA 02062-9106






                                  DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS SET FORTH BELOW.

1.  Election of Class II Directors for a term of three years
    (for both nominees except as marked below).

    NOMINEES: (01) Jerald G. Fishman, (02) F. Grant Saviers


       FOR    [ ]             [ ] WITHHELD
       BOTH                       FROM BOTH
     NOMINEES                     NOMINEES


    [ ]__________________________________________
       For both nominees except as noted above


                                                FOR        AGAINST       ABSTAIN
2.  To ratify the selection by the Board of     [ ]          [ ]           [ ]
    Directors of Ernst & Young LLP as the
    Company's independent auditors for the
    fiscal year ending November 3, 2001.

    The stockholders will also act on any other business that may properly come before the meeting.


          MARK HERE  [ ]                              MARK HERE  [ ]
         FOR ADDRESS                                 IF YOU PLAN
         CHANGE AND                                   TO ATTEND
        NOTE AT LEFT                                 THE MEETING

   Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.



Signature:_______________ Date: _______ Signature:________________ Date: _______